As filed with the Securities and Exchange Commission on June 1, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THWAPR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2835	33-0413161
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

410 S. Rampart Blvd. Ste. 390

Las Vegas, NV 89145

(702) 726-6820

 (Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Copies to:

Stephen A. Weiss, Esq.

Rachael Schmierer, Esq.

Hunter Taubman Weiss

17 State Street, Suite 2000

New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (3)	211,767,635	$0.048	$10,164,846	$1,164.89

(1)  Pursuant to Rule 416 and 457 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by the Registrant to the selling stockholders under provisions of the warrants covered by this registration statement to prevent dilution resulting from stock splits, stock dividends, issuances of securities at prices below the exercise price of such warrants or similar transactions.

(2)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $0.048 on May 31, 2012.

(3) Represents 191,767,635 shares of common stock issuable as "Make Good" shares to the investors of the private placement we completed in 2009 and 2010, as more fully explained herein and 20,000,000 shares issuable to 2 consultants as compensation for services they provide to us pursuant to their respective consulting agreements with us.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

SUBJECT TO COMPLETION, DATED [__]

PROSPECTUS

THWAPR, INC.

211,767,635 Shares of common stock

This prospectus relates to the sale by the selling shareholders listed on page 24 of up to 211,767,635 shares of our common stock that Thwapr, Inc. has issued as “make good” shares under certain private placement agreements entered into with the selling shareholders in 2009 and 2010, and to two of our consultants who provide services to us pursuant to a consulting agreement, all as more fully described below.

The offerings were not being underwritten.

The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale and pursuant to any other method permitted by applicable law. We will not receive any proceeds from the sales by the selling stockholders.

 Our shares of common stock are quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol “THWI.” On May 31, 2012, the last reported sale price of our common stock was $0.047 per share. As of May 31, 2012, we had the following amount of shares issued and outstanding:

•	285,942,152 shares of common stock outstanding; and
•	46,961,636 shares of Series A Preferred Stock outstanding, which can convert into an aggregate of 305,250,634 shares of common stock, subject to adjustment.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE THE INFORMATION UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 15 OF OUR ANNUAL REPORT ON FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, WHICH INFORMATION IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, FOR A DISCUSSION OF FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 1, 2012.

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TABLE OF CONTENTS

Prospectus Summary	5

Risk Factors	11

Use of Proceeds	11

Selling Stockholders	23

Plan of Distribution	25

Description of Securities to be Registered	27

Incorporation of Certain Information by Reference	29

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	30

Part II	31

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page 11. Unless the context requires otherwise, the words “we,” “us,” “our,” “Thwapr” and the “Company” refer to Thwapr, Inc. Except as set forth in our financial statements, all share and per share date referred to in this prospectus give retroactive effect to certain amendments to the terms of our Series A preferred stock effected on April 26, 2012.

Our Business

The Company is an early stage technology company formed for the primary purpose of developing systems, applications and software that allow users and brands to share pictures and video to mobile phone users regardless of device, platform or carrier. The Company has developed a mobile video sharing platform that solves the problem of sending quality video content to and from mobile devices and from Websites to mobile devices.  Thwapr’s systems, applications and software allow users and brands to share pictures and video to mobile phone users regardless of device, platform or carrier. Additionally, the Company expects to enable users to easily capture and share pictures and videos on their phones with other mobile and desktop users and into social networks. The Company plans to derive revenues from banner and video advertising on its mobile and desktop websites and from mobile media messaging fees from brand sponsors and content owners. The Company also plans to sell premium services to users and brands via subscriptions and other fees. In December 2009, the Company launched a public beta test of its service.

The Company launched its service in 2010 under the name ThwaprTM, a trademark owned by the Company. Thwapr has been in the developmental stage since inception, and to date has not generated any meaningful revenues. The Company will not generate such revenues until a significant number of users and brands have signed up for and are using the service. The effort to enter into agreements with brand names” has been recently launched, and the Company’s ability to achieve its full revenue potential will depend in major part on have adequate working capital and personnel to launch a robust sales and marketing effort. The Company has recently suffered from a significant working capital shortage and, despite receiving certain funding from new management, will require a significant infusion of capital to achieve its business goals.

The technology underlying Thwapr’s product is complex, a significant amount of development expense has gone into creating its service infrastructure. To minimize start-up costs, Thwapr only uses independent contractors for its activities and has no full-time employees and does not own any real estate or personal property. For its research and development and other operations, Thwapr employs independent contractors on a part-time and full-time basis. Thwapr expects to convert most of these independent contractors to employees over time as funding becomes available. However, there can be no assurance that such funding will become available or if so, that it will be on terms that are favorable to the Company and its stockholders.

Thwapr’s business is subject to a severe working capital shortage and several other significant risks, any of which could materially adversely affect its business, operating results, financial condition and the actual outcome of matters as to which it makes forward-looking statements.  (See Risk Factors.”)

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Recent Developments

Line of Credit and Change in Management.

On February 23, 2012, the Company entered into a line of credit and restructuring purchase agreement (the Credit Agreement”) with Ron Singh, the President and CEO of the Company.

Under the terms of the Credit Agreement, Mr. Singh agreed that he or his affiliates would make available to the Company a maximum $200,000 line of credit ("Line of Credit") to be funded in installments over the next four months. The amount of the advances under the line of credit would be used for working capital and to pay or reduce certain of the accounts payable and accrued expenses of the Company deemed to be critical by an executive committee of the board of directors, consisting of Mr. Singh and Barry Hall, the Chief Financial Officer. All advances under the Credit Agreement were evidenced by a 6% convertible secured note of the Company payable upon demand, and all advances were secured by a first lien and security interest on all of the Company’s assets. In addition, the holder of the secured note may at any time elect to convert the note into shares of the Company’s $0.0003 par value common stock at an initial conversion price of $0.015 per share, subject to certain anti-dilution and other adjustments as set forth in the note. As at the date of this Report, an aggregate of $125,000.00 has been advanced to the Company under the Line of Credit.

Under the terms of the Credit Agreement, a consulting agreement between the Company and Universal Management, an affiliate of Bruce Goldstein, the former President and CEO of the Company, was terminated. Mr. Singh became the President and CEO of the Company, replacing Mr. Goldstein. Mr. Goldstein has also resigned as a member of the board of directors. Concurrently, Robert Rosenblatt resigned from the Board of Directors for personal reasons.

Mr. Singh has been appointed to the Company’s board of directors as its Chairman. Two additional directors have also been appointed to the board of directors: Mr. Guriqbal Randhawa and Mr. Gurmit Brar. As a result, the Company’s board of directors now consists of five members.

Our Restructuring Plan

On March 23, 2012, the Company announced a restructuring plan as part of the Company’s efforts to achieve liquidity, avoid defaults under indebtedness that was due and payable, and satisfy approximately $740,000 of additional debt, accounts payable and accrued expense obligations owed to certain consultants, employees and vendors (the “Payables”), in addition to seeking to raise additional working capital, the Company’s management has commenced to implement a debt restructuring plan (the "Restructuring Plan”).

As an initial step, Messrs. Kevir Kang, an individual who previously loaned the Company an aggregate of $1,282,320, Ron Singh, the President and CEO of the Company, and Barry Hall, Chief Financial Officer of the Company, who previously advanced approximately $117,463 to the Company, each agreed to restructure the repayment of an aggregate of $1,664,847 (inclusive of accrued interest at 6% per annum) of cash loans and advances made to the Company. Under the terms of the Restructuring Plan, each of these creditors were issued 6% convertible secured promissory notes payable as to principal and accrued interest on June 30, 2013 (the "New Notes”), in lieu of existing indebtedness, including the $200,000 Line of Credit which was previously payable on demand. The New Notes are secured as to repayment by a first priority lien on all of the Company’s assets and are convertible at any time by the holder(s) into shares of the Company’s common stock, $0.0003 par value per share (the common stock”) at an initial conversion price of $0.015 per share, subject to certain anti-dilution and other adjustments.

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In addition to the issuance of the New Notes, the Company’s management is seeking to negotiate separate settlement and deferred payment arrangements with certain of its creditors holding Company Payables. In some cases, the Company intends to offer such creditors payment of 80% of their payables in the form of 6% Company notes payable on March 31, 2013, but subject to mandatory prepayment out of the net proceeds, if any, received by the Company in connection with any one or more future financings, to the extent of such net proceeds that are in excess of $1.5 million. The balance of such payment would be in the form of restricted shares of Company common stock which the Company proposes to issue at $0.015 per share.

Shares to be Registered

Make Good Shares

In connection with private placements of our common stock consummated in 2009 and 2010, we received a total of $2,963,500 from the issuance and sale to 15 investors (none of whom is or was a direct or indirect officer, director or affiliate of the Company) of an aggregate of 5,686,532 shares of common stock at prices ranging from $0.417 to $0.833 per share. Under the terms of the securities purchase agreement, in the event that we were to subsequently issue or sell other shares of our common stock (or securities convertible into or exercisable for common stock) at prices below the prices paid by such investors, we are obligated to issue to the investors, for no additional consideration, additional “make good” shares to retroactively adjust the per share purchase price paid by them to the lowest price of common stock or common stock equivalents subsequently issued. During April 2012, we agreed to issue to such investors a total of 191,767,635 "make good” shares at a value of $0.015 per share, and are seeking to register such shares under the registration statement of which this prospectus is a part. However, none of the investors are permitted to receive or accept such additional "make good” shares if it would cause such investor to beneficially own (within the meaning of Rule 13d-3 of the Securities Act of 1933, as amended) more than 9.99% of the Company’s outstanding common stock.

Consulting Shares

In May 2012, we issued an aggregate of 20,000,000 shares of our common stock to consultants for various consulting and business development advisory services they shall provide to us. We agreed to register such shares pursuant to the related consulting agreement we entered into with each of these consultants.

Each of these agreements are for an initial term of 6 months and can be terminated by either party upon one week written notice. Pursuant to the consulting agreements, neither consultant may solicit the Company's employees or induce any of the Company's suppliers or customers to cease doing business with the Company for a period of one year after the term of the agreement; the consulting agreements also contain standard indemnification provisions. The Company also agreed to reimburse each of the consultants for all reasonable business expenses incurred in connection with the services they provide under the consulting agreement.

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Changes in our Capital Structure.

In order to provide additional authorized common stock following the issuance of the make good shares and the consulting shares, the holders of a majority of our 106.1 million outstanding voting shares (including the holder of 34.2 million of the 46.9 million outstanding shares of our Series A voting convertible preferred stock) approved, via written consent, an amendment to our articles of incorporation to (i) increase the number of authorized shares of common stock from 300.0 million to 500.0 million shares, and (ii) authorize our board of directors to designate the voting power of our outstanding Series A preferred stock regardless of the equivalent voting ratio to common stock. In such connection and as disclosed in a previous filing with the Securities and Exchange Commission (“SEC”) (although the timing has been pushed back slightly), we shall file a Form 14C information statement with the Securities and Exchange Commission and expect to mail such document to our shareholders in June 2012 and, absent any extensive comment period with the SEC regarding such statement, file the amendment to our articles of incorporation with the Secretary of State of the State of Nevada later that month or in early July.

On April 26, 2012, our board of directors, with the consent of the holder of approximately 72% of our outstanding shares of Series A convertible preferred stock, amended the certificate of designations of such preferred stock. As a result of such amendment,

•	until July 18, 2015, none of the shares of Series A Preferred Stock or shares of common stock into which the Series A Preferred Stock may be converted, can be sold or otherwise transferred by the holder or any of such holder’s affiliates (other than to such affiliates or immediate family members or trusts established for the benefit of such family members);

•	each share of Series A Preferred Stock shall vote, together with our outstanding common stock, at any meeting of shareholders or on any other matter requiring shareholder consent, on the basis of one vote per share of Series A Preferred Stock; provided, that upon the filing of an amendment to the Articles of Incorporation of the Corporation permitting the board of directors to fix the number of votes to each outstanding share of Series A Preferred Stock shall be entitled to cast, each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series A preferred stock; and,

•	a majority of the outstanding shares of Series A preferred stock will be able to amend the Designation.

The amended and restated designation became effective as of April 26, 2012, the same day it was filed with Nevada's Secretary of State. As stated above however, the existing voting rights shall not be changed until the Company receives approval to amend its Articles of Incorporation and files same with Nevada's Secretary of State.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business.  For more discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 11 of this prospectus.

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THE OFFERING

Issuer	Thwapr, Inc.

common stock being offered by Selling Stockholders	Up to 211,767,635 shares of common stock

Selling Stockholders	Investors of our 2009 and 2010 private placements and two consultants

OTCBB Symbol	THWI

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and should only be purchased by investors prepared to sustain a loss of their entire investment. See “Risk Factors” beginning on page 11

SUMMARY FINANCIAL DATA

The following summary financial data as of December 31, 2011 and 2010 and for the quarter ended March 31, 2012 were derived from our financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. Please read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 26 of our Form 10-K/A for the fiscal year ended December 31, 2011 and page 22 of our Form 10-Q for the quarter ended March 31, 2012,  as well as our financial statements and related notes included therein.

Statement of Operations Data:

	For the year ended December 31,
	2011	2010

Net Revenues	$33,338	$4,492
Gross loss	(164,500)	(11,779)
Net Loss	(6,201,795)	(12,681,777)

	For the quarter ended March 31,
	2012	2011

Net Revenues	$16,975	$508
Gross loss	(23,073)	(47,469)
Net Loss	(695,277)	(2,409,394)

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Balance Sheet Data:

As of December 31, 2011

Balance Sheet Data:

Current assets	$43,084
Total assets	55,493
Total current liabilities, net of debt discounts	2,264,905
Total liabilities, net of debt discounts	2,276,814
Total stockholders’ deficit	(2,221,321)

As of March 31, 2012

Balance Sheet Data:

Current assets	$61,662
Total assets	70,744
Total current liabilities, net of debt discounts	830,491
Total liabilities, net of debt discounts	2,369,706
Total stockholders’ deficit	(2,298,962)

NOTES REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

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RISK FACTORS

Your investment in our securities involves a high degree of risk.  You should carefully read and consider the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, and any updates in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances.

The risks and uncertainties we describe are not the only ones we face.  If any of the events described actually occur, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, financial condition, cash flows, and operating results could be materially adversely affected.  As a result, the trading price of our common stock and the value of the securities offered could decline, and you could lose a part or all of your investment.

USE OF PROCEEDS

We will not receive any net proceeds from sales of shares of our common stock being registered for resale by the Selling Stockholders named in this prospectus.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

Since April 21, 2010 our common stock is currently quoted on the OTCBB under the symbol "THWI". The following table sets forth the range of high and low bid prices for our common stock during the periods indicated. The prices set forth below represent inter-dealer prices, which do not include retail mark-ups and markdowns, or any commission to the broker-dealer, and may not necessarily represent actual transactions.

Quarter Ended:	common stock
	High		Low
March 31, 2010	$	N/A	$	N/A
June 30, 2010		$0.49		$0.29
September 30, 2010		$0.56		$0.49
December 31, 2010		$0.61		$0.57
March 31, 2011		$1.31		$0.22
June 30, 2011		$0.60		$0.16
September 30, 2011		$0.32		$0.06
December 31, 2011		$0.20		$0.03
March 31, 2012		$0.06		$0.01

Record Holders. As of May 31, 2012, there were approximately 33 record holders of our common stock, which does not include common stock held in "nominee" or "street" name.

Dividend Policy. We have never declared or paid a cash dividend on our common stock and do not anticipate declaring or paying cash dividends to shareholders in the foreseeable future.

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Securities Authorized for Issuance Under Equity Compensation Plans.

The following provides information concerning compensation plans under which equity securities of the Company were authorized for issuance as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c )
Equity Compensation plans approved by security holders	-	-	-
Equity Compensation plans not approved by security holders	36,000,000	$0.13	36,000,000
Total	36,000,000	$0.13	36,000,000

In October 2011 the Board of Directors adopted the Thwapr, Inc. Equity Incentive Plan (the Plan”) under which up to 72,000,000 million of common stock have been reserved for issuance. As of December 31, 2011, 36,000,000 options (none of which have vested and 36,000,000 of which have not yet vested) to purchase stock at $0.13 per share were outstanding and zero options were exercisable. Subsequent to December 31, 2011, 30,375,055 of these options were forfeited or cancelled.

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BUSINESS

General

We are an early stage technology company formed for the primary purpose of developing systems, applications and software that allow users and brands to share pictures and video to mobile phone users regardless of device, platform or carrier. The Company has developed a mobile video sharing platform that solves the problem of sending quality video content to and from mobile devices and from Websites to mobile devices.  Thwapr’s systems, applications and software allow users and brands to share pictures and video to mobile phone users regardless of device, platform or carrier. Additionally, we expect to enable users to easily capture and share pictures and videos on their phones with other mobile and desktop users and into social networks. We plan to derive revenues from banner and video advertising on its mobile and desktop websites and from mobile media messaging fees from brand sponsors and content owners. The Company also plans to sell premium services to users and brands via subscriptions and other fees. In December 2009, we launched a public beta test of the service.

Thwapr has been in the developmental stage since inception, and to date has not generated any meaningful revenues. We do not expect to generate such revenues until a significant number of users and brands have signed up for and are using the service. The effort to enter into agreements with brand names” has been recently launched, and our ability to achieve our full revenue potential will depend in major part on have adequate working capital and personnel to launch a robust sales and marketing effort. We are currently suffering from a significant working capital shortage and, despite receiving certain funding from new management, will require a significant infusion of additional capital to achieve our business goals.

The technology underlying Thwapr’s product is complex, a significant amount of development expense has gone into creating its service infrastructure. To minimize start-up costs, Thwapr only uses independent contractors for its activities and has no full-time employees and does not own any real estate or personal property. For its research and development and other operations, Thwapr employs independent contractors on a part-time and full-time basis. Thwapr expects to convert most of these independent contractors to employees over time as funding becomes available. However, there can be no assurance that such funding will become available or if so, that it will be on terms that are favorable to the Company and its stockholders.

Market Overview

While video and picture sharing on the Internet have been around for some time now, the task can be cumbersome and frustrating on most mobile devices. Multiple carriers and phone types with limited or no interoperability make this potentially powerful communications frustrating and difficult to use. Compounding this problem is the continuing trend for mobile phone equipment manufacturers to offer new phones with additional capabilities while the mobile phone carriers are enhancing their 3G (and soon 4G) networks to allow users to take advantage of these capabilities. Additionally, users wishing to share videos from a camera phone are at times required to synchronize their phones with a computer, making the process impossible while strictly mobile. As a result, the Company believes that the promise of real-time video sharing is rarely realized.

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MMS. One possible solution is the use of MMS (Multimedia Messaging Service) to send pictures and videos. MMS is a standard developed by the Open Mobile Alliance, an industry consortium. MMS can be an effective way to send pictures from one person to another, but as the mobile experience moves from photo to videos, and more importantly from point to point communication to social networks, MMS may begin to encounter substantial scalability issues. MMS approaches sending of rich media with a lowest common denominator to provide a video experience that will be common across handsets rather than providing the best possible experience a handset can provide. More specifically, MMS does not work consistently for video and relies on the H.263 legacy video compression method (which is no longer state of the art) which typically generates quarter screen resolution and which Thwapr believes is limited to just 176 x 144 pixels. Also, Thwapr’s internal testing between different types of handsets and carriers, showed that MMS delivery failures were frequent, in some cases approaching an 80% failure rate.

We also believe that MMS has other limitations, including the fact that

•	MMS videos are generally limited in duration by file size;
•	an MMS file is not stored in The Cloud” and therefore is generally not accessed easily from a personal computer;
•	MMS video generally does not include location information, also called a geotag,” which we believe can significantly enhance the social networking experience;
•	although possible, the process to post an MMS picture or video to social networking devices is complicated for most users; and, the MMS standards cannot be changed easily, which means that even as new technologies are developed for MMS, there are likely to be delays in enhancement, implementation and evolution of the technology.

Video on Mobile Phones. Most major manufacturers of mobile phones either already have, or plan to, deliver handsets with video capabilities into the market, often with multiple tiers of devices with unique profiles. Dozens of companies have developed and continue to maintain databases that capture the differences between handsets, at significant expense. Some of the hardware-related mobile video considerations include:

•	High resolution color screens that can render a quality video experience in portrait or landscape mode. Quality is determined by brightness, the ability to generate a high number of colors, and screen visibility indoors and outdoors. Screen size also impacts the overall user experience;
•	Video tends to have little value without being accompanied by acceptable audio. A number of standard and proprietary audio codes have been developed to achieve maximum quality with minimum network impact at the lowest cost
•	Handset based clients are required for streamed and downloaded video content. The variety of media players -- and associated DRM schemes -- means phones can often only play formats that are supported by that player

Smartphones. Smartphones have emerged as a fast growing sector of the market, blending multi-media, data and internet access and mobile communications. Additionally, Thwapr believes that the smartphone market, most of which by definition is media enabled, will be a growth market that will allow carriers to add a variety of revenue streams attached to data and multi-media messaging. Thwapr also believes that as smartphones continue to penetrate the market, demand for video sharing services will grow dramatically. Mobile phone equipment manufacturers continue to offer new phones with additional capabilities, while the mobile phone carriers will need to enhance their 3G and soon 4G networks to allow users to take advantage of these capabilities.

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Video and Picture Sharing Approaches. The current market is highly fragmented, with many companies and organizations offering service for the mobile phone video and picture market. Generally, these services fall under five categories:

•	MMS, which was described earlier;
•	Mobile-to-Web, where mobile phone users post their pictures or videos on a Website to share with others. This category has a number of participants, and there is little product differentiation between and among them;
•	Web-to-Mobile, when pictures or videos are posted on Websites and then shared to phones using an open or proprietary application. This category may require a relationship with a carrier and also has a number of participants;
•	Proprietary Mobile-to-Mobile, where the user utilizes a proprietary application to send pictures or video from one phone to another. A carrier relationship may be required for this service;
•	Open Mobile-to-Mobile, where no proprietary application is required, nor is a carrier relationship

While the entire market is nascent, Thwapr believes that leaders will emerge based on their brand recognition, number or users in their network, ease of use and financial resources. Additionally, many of these services are free while others charge a use or monthly fee. Others appear to be focused on an advertising based model. At this time, the size of the market is indeterminable but is generally thought to be growing and viable. Thwapr believes that the size and ultimate viability of the market will be based on the ease of use, cost to use, adoption rate of smartphones and the acceptance of brands that mobile is a viable advertising medium.

Competition. The industry for services and applications related to mobile phones is extremely competitive and fragmented but includes several large companies with worldwide name brand recognition and substantial financial resources.   In attempting to attract users to its proposed service, Thwapr will be competing with online providers of audio and video entertainment, web-based video channels, social networking Internet sites and other similar businesses that compete for the general public’s business in this market. There can be no assurance that other companies will not develop technologies superior to Thwapr’s technology, that new technologies will not emerge that render Thwapr’s technology obsolete or that a competing company or companies will not be able to capture more market share than Thwapr due to name recognition and the expenditure of greater amounts for marketing and advertising. Moreover, such brands as YouTube and Facebook have already begun a move to the mobile market.

Other competitors include the following, segregated by their video and picture sharing approaches:

☐	Mobile-to-Web and Web-to-Mobile: Flixwagon, Kyte, Zannel, TwitVid, Shozu, Livestream, Vidly, Viddy, Vlix, and TwitPic.

☐	Mobile-to-Mobile: Qik, SocialCam

☐	Proprietary Mobile-to-Mobile: Movius, LiveCast, Aylus Networks, and Knocking Live.

☐	Mobile Distribution for B2B: Mogreet, VuClip, Kit Digital, NetBiscuits, Nelly Moser, and Ooyala Mobile.

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Strategy

Thwapr is developing mobile media services directly for the mobile phone industry. In addition, Thwapr plans for these services to allow its customers to interact with a variety of other services available through the Internet, such as Facebook and Twitter. Today, Thwapr’s web browser application supports more than 300 mobile handsets with coverage planned to expand to thousands of handsets; the service also runs on Macs and PCs. An extended set of native mobile phone applications are planned to optimize the capture and sharing experience for Apple iPhone, iPad, Android, and Research in Motion OS, among others. Even though applications are expected to be available, there is no need to download or install any additional software to receive Thwapr media.

Thwapr continues to develop what it believes to be a seamless solution to the problem of video and picture sharing using mobile phones and devices. Thwapr’s service is expected to allow anyone with an Internet and picture or video enabled mobile phones to be able to both send and receive these images regardless of technical sophistication. In the future, the service capabilities may also allow Thwapr’s customers to create their own personal media social networks, where members can share and communicate through rich media mostly through their mobile phones. Thwapr’s goal is to become the leading service for sharing pictures and video to mobile phones - regardless of carrier or device - for brands and users alike.

In summary, Thwapr plans for its service to provide the following innovations to its users:

•	Mobile technology for sending photos and videos directly to friends’ mobile phones optimized for socialization and communication amongst users;
•	Support the largest possible number of mobile carriers worldwide through Thwapr’s adaptive transcoding and delivery service, expecting to offer the ultimate in interoperability;
•	Support most WAP enabled camera phones, video phones, smartphones and full-featured browsers for wide compatibility in video playback;
•	Require no applications to download for playback (i.e., not limited to just smartphones or phones running a certain operating system) or on-deck solutions requiring a user to have a certain phone or operating system; and
•	Target to deliver industry leading ease of use so that if you can send an SMS, you can create your own Thwapr channel.

Thwapr is expected to make it easy to share pictures or video on mobile devices and to distribute this content into social networks. End-users can share multimedia content with mobile family and friends, and brands can distribute content to mobile fans and consumers. Thwapr’s goal is to enable easy mobile picture and video sharing and conversations around content on a global basis supporting both consumers and brands.

Thwapr believes that mobile phones with text messaging and a data plan can automatically show a Thwapr picture or play a Thwapr video clip. Thwapr can serve instant-play video to a phone dynamically using its cloud-based servers. A Thwapr user can shoot or select a picture or video and email it to their Thwapr account. From Thwapr’s mobile browser interface, a user can select one or more people with whom to share the picture or video. Thwapr then sends the recipients a text message with a URL link in it, which enables the viewing of the picture or the video. Thwapr users may also upload media content from a desktop computer such as a Mac or PC and share the content to mobile users; likewise they can upload content from a native application platform ( i.e. , Apple iPhone OS) and share to those same users.

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Recipients of the video or picture do not need to sign-up, login, or even know that their phone has a media player to receive media content. Thwapr determines mobile phone attributes that a user has based on a set of unique device detection processes. Thwapr deploys a distributed database regarding how to serve pictures or video to each kind of phone. Thwapr delivers different types of video experiences based on phone type and can deliver such photos to all phones regardless of phone type. For example, on an Apple iPhone, progressive download video is served; for a Blackberry Curve, streaming video is deployed; on a Motorola RAZR, a 3GP download file is utilized, and on a legacy flip phone, an animated GIF preview may be shown. Users who receive content can also post their Thwapr media into major social networks such as Facebook or Twitter.

Smartphone Apps. One popular feature of Smartphones is the use of Apps.” Apps, short for application software, are designed to help a user perform specific tasks. Generally, Apps are downloaded by users from an app store directly on to their mobile phone. While the Thwapr service does not require an App, Thwapr understands the desirability of having one. To that end, Thwapr has partnered with a mobile app software developer to develop an App for the Apple iPhone. This App allows iPhone users to more easily and quickly capture pictures and video and share this media with contacts in the iPhone address book via the Thwapr service. The App provides additional features such a geotagging. In the future, Thwapr plans to have additional Apps developed for Smartphones using the Android, RIM and Symbian mobile phone operating systems. This will be subject to the availability of funding and the relative take up rates of the service on those platforms. As other Smartphones lead the market, Thwapr intends to create an App for same, assuming funding is available.

Disadvantages of Thwapr. While Thwapr believes its approach to mobile video and picture sharing has many advantages over alternative approaches, it does also have some disadvantages. First, to use the Thwapr service, the user must purchase a data plan from their service provider. Second, Thwapr customers may be notified of their Thwapr service via text messaging. Should the user not have an unlimited data plan, this could result additional usage charges. Finally, the current Thwapr service is a multi-step process and until we develop applications for the service, some users may believe the process is too time consuming and complicated.

Revenues and Customers

General. Thwapr is expected to generate revenues from two primary sources: providing services to brands and content providers in which Thwapr is paid to distribute branded videos and branded user experience to mobile phones and through advertising and sponsor supported distribution of videos. Thwapr believes that it has the potential to achieve significant market penetration and growth since every user of the product, by virtue of inviting or sharing with their friends to be part of their personal media network, could generate many additional users for the Thwapr service. Thwapr believes that the branded business nature of its business model is essential to understanding the potentially explosive growth of its services user base. While this potential exists, Thwapr has not yet experienced the material growth of these branded relationships that evidences this potential without an experienced sales and marketing team. As a result, the assumption for viral user acquisition remains untested at this time.

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Advertising. Thwapr’s customers are expected to drive the opportunity for advertising insertions. Thwapr is designing its service interface and workflow to maximize the use of ad insertions without becoming obtrusive. In the future, Thwapr may offer premium services for which it will be able to charge the user directly. Finally, Thwapr expects to partner with brands that will sponsor the delivery of pictures and videos and to charge a fee for delivering each unit of media. Thwapr’s business model is expected to be principally driven by the revenues of businesses and brands paying Thwapr for the distribution of video content to devices. Revenues from ads can help the large volume of page-views generated by its users; Thwapr’s unique ability to provide ad-insertions pre- and post-roll, automatically transcoded to play on each target mobile device will further enhance revenue. Additionally, Thwapr has identified sponsorship-advertising opportunities leveraging its ability to contextualize advertising around user profiles and geo-location information. This combination of video insertion and contextualized targeted advertising should make Thwapr compelling to advertisers targeting the mobile space. Thwapr also plans to offer premium services and ad-free services for monthly subscription levels. Thwapr is currently surveying the market to determine what can be charged for such services; however, its immediate focus is on ad-insertions.

Thwapr is attempting to monetize its users by building revenue opportunities into its products; to wit, by sharing a video with a nonuser. In this way, the use can invite the nonuser to use Thwapr services. This viral model can potentially dramatically drive up the number of users, and in turn, the page-views activated by these users. The potential for this revenue stream exists, but Thwapr has not yet reached a stage where that potential has been validated. As a result, delivering on this potential contains significant risks, as discussed in the Risk Factors” section of this document.

Sales and Distribution. Thwapr intends to acquire new users of its service through strategic partnerships, targeted paid user acquisition campaigns and the viral growth derived from social media.

Thwapr intends to generate revenue from three sources: (a) recurring revenue from brands and content owners; (b) premium services; and (c) advertising.

We believe that there are five planned distribution channels for Thwapr’s services:

☐	Thwapr’s mobile and desktop website;

☐	Partner and sponsor websites that will offer a Share To Phone” button, which accesses Thwapr’s service and enables sending of partner content to partners users;

☐	Applications stores;

☐	Handset and carrier partnerships and bundling deals; and

☐	Third party applications which access Thwapr’s Application Programmers Interface (API).

Pending Business Relationship. Thwapr currently distributes content for a variety of prospective customers in a test or trial mode in a variety of vertical markets. This is a prototype service with no guarantee of future contracts or revenues. Thwapr is in various stages of discussion and negotiations with a variety of entertainment and sports brands to provide mobile video distribution service to these brands; the objective is to convert trial activity into permanent, revenue generating activity in 2012. At the date of this Report, no definitive agreements have been signed and there can be no guarantee that any such definitive agreements with any of these brands will be signed. Furthermore, Thwapr is exploring selling its products in foreign markets though joint venture, but to date, no such agreements have been entered into.

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Third Party Developers. Thwapr also intends these services for third party developers: (a) a ”Share To Phone” button which allows any website to add Thwapr’s services and (b) an Application Programmers Interface (API), which will allow third party smartphone application developers to utilize our services from multiple platforms.

Technology

Thwapr is designed to solve the problem of sharing multimedia content, particularly digital video from one mobile device user to one or many other mobile devices. To successfully support interoperable multimedia sharing, Thwapr’s platform must deal with a multitude of file formats, bit rates, screen resolutions, interaction modes, and audio and video codes, all of which create complexity within the framework of mobile video experience.

Transcoding. Transcoding is the decoding and re-encoding of digital content from one video format to another. Transcoding is often necessary to enable playback of media on different devices. Transcoding video is especially challenging because the sheer number of parameters can make devices that support the same video standards” incompatible. When you add the complexities layered on top of the devices from the carriers either for delivery, playback, interaction, and interoperability, the result is a very difficult technological challenge. To better understand this complexity, and technical challenges, consider the process to track video content from creation through the various paths that lead to consumption. Along the way, the content may need to be transcoded many times so that it may be distributed over various networks and to a wide assortment of devices.

Interoperability Issues. Significant interoperability issues begin with the variables associated with simple home video, involving NTSC or PAL, standard or widescreen video and competing next-generation high-definition formats. These issues increase dramatically when Internet video is added with codecs such as Windows Media Video (WMV) and VC-1, H.264, DivX, On2’s VP6, Sorenson 3 and Sorenson. Adding to this complexity is the ongoing evolution of Flash video. Additional challenges result from content providers and device manufacturers that optimize bit rates, resolutions and other parameters to balance video quality and download times. Finally, on the mobile side, the thousands of different handset configurations in use today force specific unique video formats. In simplest terms, a single piece of multimedia content might need to be transcoded to 100 variations ( i.e ., video bit rate, video frame rate, video picture resolution, compression algorithm, audio sampling rate, audio bit depth, streaming, progressive download, and download, among others) to guarantee playback across various mobile devices.

No service can mandate that all content must be produced in a specific standard if they are dealing with User Generated Content (UGC) or mobile media sharing. For UGC, there is a need to deal with the uncertainties associated with numerous end-user devices and multiple networks with differing technical infrastructures and speeds. The approach used by most content aggregators to deal with this issue is pre-transcoding”. That is, the content aggregator ingests content and transcodes it into all of the proper formats a priori; only then is the content distributed. This time-consuming process delays the posting of content and creates the need for massive amounts of hardware required for the processing of the ingested video.

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A great deal of content is pre-transcoded. That is, content aggregators ingest content and transcode it into their chosen” format or formats; only then is the content is put online. This can delay the posting of content for access by end-users. However the challenge of transcoding takes on a new dimension when one considers the enormous volume of online content. Thwapr anticipates that volume will continue to skyrocket in the coming years as consumption increases. With many individual sites taking in thousands upon thousands of videos each day, there is a non-stop process, especially if the target is the myriad formats and codecs that target many of the top mobile phones. This problem is exacerbated by the fact that the type and underlying formats of mobile phones are moving targets with a high velocity of change. Transcoding in this context is already a complex process.

Transcoding Solution. The centerpiece of the Thwapr technology is a hybrid transcoding system. Thwapr’s transcoding technology can detect, in real-time, the handset, carrier and operating system of each destination device to determine mobile device attributes (video formats, screen size and type, browser, operating system) and then delivers videos and photos individualized for each user's device and carrier in real-time; this is combined with selective pre-transcoding for a small commonly used set of formats. The complete process utilizes hybrid transcoding and adaptive rendering, a differentiator versus other approaches to mobile media sharing. Thwapr anticipates that this seamless process will afford users a very easy to use service, while delivering the highest quality video and Web experience that such user's phone can support. Thwapr’s infrastructure integrates multiple databases, sourced commercially and via open source, and updated on a regular basis to determine optimization parameters for the transcoding process. Ultimately, thousands of devices and permutations of operating systems may have to be addressed in the Thwapr device optimization database. There can be no assurance that Thwapr will be able to service all of the mobile phones that will be introduced into the market.

In addition to a broadly accessible Web service, Thwapr plans to release native applications for major smartphone operating systems such as Apple iPhone OS, Android, and Research in Motion OS; these applications are expected to optimize the Thwapr user experience for capturing and sharing media.

Intellectual Property

Patents. Thwapr is developing unique intellectual property for its service. The centerpiece of the Thwapr technology is expected to be a process that detects mobile device attributes (video formats, image formats, video capabilities, screen size, screen type ( i.e. , touch vs. static), mobile web browser, operating system) and delivers videos and photos individualized for each user's device and carrier in real-time. This process is covered by a provisional patent filing and Thwapr is expecting to leverage that into a series of patent applications within the required statutory terms of the provisional patent filing. The Thwapr process utilizes hybrid transcoding and adaptive rendering, key differentiators versus other approaches to mobile media sharing. Hybrid transcoding combines pre-transcoding and real-time transcoding while adaptive rendering scales the end-user web experience from a simplistic HTML web browser on a flip phone all the way up to a large screen multi-touch modern WebKit browser. This seamless process makes it possible to achieve an extraordinary level of ease of use while delivering the highest quality video and Web experience that each user's phone can support.

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Key topic areas for the Thwapr patents filed on September 21, 2010 include:

•	Email / SMS methods to enable adaptive multimedia upload and playback on mobile devices
•	Hybrid transcoding via pre-transcoding and on-demand transcoding
•	Automatic video compositing of adaptively transcoded media
•	Client multimedia playback, device rendering, and device interaction attribute detection
•	Adaptive device rendering for multimedia playback optimization
•	Adaptive download and playback including segmented file structures; and
•	Social networks and communication models for adaptively transcoded and played back media

In November 2011 certain amendments to the patent applications were filed as final. There can be no guarantee that Thwapr will be awarded a patent on any or all of the subject areas described above.

Thwapr will continue to evaluate its business benefits in pursuing patents in the future.  Thwapr currently protects all of its development work with confidentiality agreements with its engineers, employees and any outside contractors.  However, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute Thwapr’s intellectual property or technology or otherwise develop a product with the same functionality as its service. Policing unauthorized use of intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, Thwapr cannot be certain that the steps it has taken or will take in the future will prevent misappropriation of its technology or intellectual property, particularly in foreign countries where it does business or where its service is sold or used, where the laws may not protect proprietary rights as fully as do the laws of the United States or where the enforcement of such laws is not common or effective.

Trademarks. Thwapr has filed and received approval for trademarks on its company name Thwapr” and its taglines Get Your Moments Moving,” and Share to PhoneMobilize and Monetize.” There can be no assurance that Thwapr will receive trademark protection on any future applications.

Regulation

We will be subject to various federal, state and local laws that govern the conduct of our business, including state and local advertising, consumer protection, credit protection, licensing, and other labor and employment regulations.  We do not anticipate that the costs of complying with such regulations will have a material effect on our business or financial condition.

Employees

The Company currently has no employees.  The Company engages the services of independent contractors to assist it with management in developing our product and service offerings. We plan to engage full-time employees, including transferring some or all of these contractors to employee status, as our business develops and when we obtain sufficient working capital.

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Property

The Company’s corporate office is located at 410 S. Rampart Blvd, Ste. 390, Las Vegas, NV, telephone number (702) 726-6820. We currently rent approximately 200 square feet through a lease which expires July 2012 for rent of $1,169 per month. Under the terms of the lease no rent is payable for June or July.

Legal Proceedings

On March 27, 2012, Bruce Goldstein and Universal Management, Inc. ("Universal") filed a summons and complaint against the Company in the Supreme Court of the State of New York County of New York. This suit is based on an alleged breach of contract concerning Mr. Goldstein's employment contract with the Company. Mr. Goldstein owns Universal, through which the Company engaged Goldstein to act as a consultant and later President and CEO of the Company. Mr. Goldstein seeks damages in excess of $225,000. The Company and Mr. Goldstein are in disagreement regarding the amounts owed him for past compensation. The Company also believes that it has substantial defense to Mr. Goldstein’s claims and intends to defend the suit vigorously. As this complaint was only recently served, the Company has not yet taken further action and is discussing its options with outside counsel.

Other than the above mentioned litigation matters, we are not a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses. There are no proceedings pending in which any of our officers, directors or 5% shareholders are adverse to us in which they are taking a position or have a material interest that is adverse to us.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Our reports and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.  Information located on, or accessible through, our website is not incorporated into this filing unless this filing specifically indicates otherwise.

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SELLING STOCKHOLDERS

Other than as described below, none of the Selling Stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  Unless otherwise indicated below, none of the Selling Stockholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.

This prospectus relates to the offering and sale, from time to time, of up to 211,767,635 shares of our common stock held by the stockholders named in the table below. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of our common stock with respect to the securities held by each of the selling stockholders.

The second column lists the number of shares of common stock beneficially owned by each of the selling stockholders as of May 31, 2012. As of such date, we had 285,942,152 shares of common stock outstanding. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column lists the remaining shares owned by each selling stockholding assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $20,000.

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Registered Name	Address	Maximum Number of Shares to be Sold	Number of Shares Beneficially Owned After Offering *	Percentage Ownership After Offering
Harbinder Sidhu	27686 Signal Court Abbotsford, BC, Canada	22,686,134	-0-	0%
Sun City Cherries LTD (1)	475a Lakeshore Road, Kelowna B.C. Canada, V1W 4H6	21,809,999	-0-	0%
Rajwinder Kang	796 E. 29th St. North Vancouver, BC Canada V7K 1B4	32,936,667	-0-	0%
Jagdish Johal	68 Sherwood Rise, NW Calgary, Alberta, Canada, T3R 1P5	642,667	-0-	0%
Oliver Fruit House (2)	1290 McKenzie Road, Kelowna, BC Canada, V1P 1C4	19,280,000	-0-	0%
Castro Development (3)	7488 Government Road, Burnaby, B.C., Canada V5A 2C6	17,895,333	-0-	0%
Norberto De Castro	7488 Government Road, Burnaby, B.C, Canada V5A 2C6	3,213,333	-0-	0%
Ravdeep Johal	10520 Westminster Hwy, Richmond, B.C., Canada V6X1B2	23,730,319	-0-	0%
Balbir Kang	260 West 5 Street, North Vancouver, B.C., Canada V7M 1K1	23,568,000	-0-	0%
Meena Gill	#704 - 821 Cambie Street Vancouver, B.C. Canada	17,963,416	-0-	0%
Stewart Hayashi	1138 Jefferson Avenue, West Vancouver, B.C. Canada V7T 2A8	1,606,667	-0-	0%
Nick Parente	7940 Government Road. Burnaby, B.C. Canada, V5A 2E2	899,733	-0-	0%
Mindful Consulting (4)	2425 S. Fillmore St. Denver, CO 80210	803,333	-0-	0%
Cameron Taylor	3533 West 39th Avenue, Vancouver, B.C. V6N3A4	818,333	-0-	0%
Lou Viani	5351 Parker Street, Burnaby, B.C. Canada	1,571,200	-0-	0%
Ted Massey	7881 112 A Street, Delta, B.C., Canada, V4C 4Y4	546,667	-0-	0%
Randy Wong	1583 Spyglass Crest, Delta, B.C., Canda, V4M 4E6	1,795,833	-0-	0%
Opima Capital Inc.(5)	The Matalon at Coney Drive, Suite 404, Belize City, Belize	10,000,000	-0-	0%
Nymyx Asset Management Inc.(6)	#207 - 1425 Marine Drive, West Vancouver, BC Canada	10,000,000	-0-	0%

Total		211,767,635	-0-	0%

* Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offerings and their percentage of ownership following the offerings.

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(1)	Mr. Gordon Sandhu, President has voting and investment control over the securities held by Sun City Cherries Ltd. Mr. Sandhu disclaims beneficial ownership of these securities.
(2)	Mr. Harbhajan Sandhu, President has voting and investment control over the securities held by Oliver Fruit House. Mr. Sandhu disclaims beneficial ownership of these securities.
(3)	Mr. Norberto de Castro, President has voting and investment control over the securities held by Castro Development. Mr. Castro disclaims beneficial ownership of these securities.
(4)	Ms. Judy Herm, Trustee has voting and investment control over the securities held by Mindful Consulting. Ms. Herm disclaims beneficial ownership of these securities.
(5)	Mr. Lennox Ong, Director has voting and investment control over the securities held by Opima Capital Inc. Mr. Ong disclaims beneficial ownership of these securities.
(6)	Mr. Gregory Barnham, Director has voting and investment control over the securities held by Nymyx Asset Management Inc. Mr. Barnham disclaims beneficial ownership of these securities.

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with us within the past three years and possess sole voting and investment power with respect to the shares shown.

PLAN OF DISTRIBUTION

We are registering 211,767,635 shares of our common stock under the registration statement of which this prospectus is a part.

We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

1)	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
2)	in the over-the-counter market;
3)	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
4)	through the writing of options, whether such options are listed on an options exchange or otherwise;
5)	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
6)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
7)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
8)	an exchange distribution in accordance with the rules of the applicable exchange'
9)	privately negotiated transactions;
10)	short sales;

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11)	sales pursuant to Rule 144;
12)	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
13)	a combination of any such methods of sale; and,
14)	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

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The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration statement of which this prospectus is a part, estimated to be $20,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Common Stock

As of May 31, 2012, our authorized capital consists of 300,000,000 shares of common stock , $0.0003 par value per share and 50,000,000 shares of preferred stock, $0.0001 par value, of which 47,061,636 are designated as Series A Preferred Stock.   As of May 31, 2012, there were 59,094,129 shares of our common stock outstanding and 46,961,636 shares of our Series A Preferred Stock outstanding.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;
•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or " pari passu," each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of

Directors.

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At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each shares of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officers and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See "Security Ownership of Certain Beneficial Owners and Management."

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

The board of directors has created a series of Series A preferred stock consisting of 47,061,636 shares of which 46,961,636 shares are issued and outstanding. Each share of Series A preferred stock is convertible into 6.5 fully paid and nonassessable shares of common stock, subject to adjustment. However, holders cannot sell or otherwise transfer, excepted for limited circumstances, the Series A preferred stock until the earlier of: x) July 18, 2015; or (y) the occurrence of a Change in Control, as defined in the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock. All outstanding shares of Series A Preferred Stock shall automatically convert upon a Change in Control of the Company.

The Series A Preferred Stock shall vote together with the common stock and not as a separate class. The Series A Preferred Stock shall initially vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, until the Company has filed an amendment to its Articles of Incorporation with the Nevada Secretary of State amending the Articles of Incorporation to provide that the Board may designate the voting power of the preferred stock, if any, regardless of the equivalent voting ratio to common stock. Upon the effective date of the Amendment each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of common stock then issuable upon conversion of each share of Series A Preferred Stock.  The Board approved this amendment on April 26, 2012 and obtained, via written consent, from a majority of its outstanding voting securities. The Company shall file a Schedule 14C information statement with the Securities and Exchange Commission and once effective, file the amendment with the Secretary of State of the State of Nevada to effectuate such amendment.

The Series A preferred stock has no preemptive rights. The Series A preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series A preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

In the event of any liquidation or dissolution of the Company, subject to the preferred rights of any other senior series of Preferred Stock, if any, the Series A Preferred Stock, on a common stock equivalent basis, shall participate with the common stock with respect to any distributions of available funds and assets.

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Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, Clearwater, Florida.

Interest of Named Experts and Counsel

The validity of the securities offered hereby have been passed upon for us by Hunter, Taubman Weiss LLP, New York, New York.  The financial statements as of and for the years ended December 31, 2011 and 2010 included in this prospectus and in the registration statement have been audited by Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, as stated in their report appearing herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the SEC on June 1, 2012 (Commission File No. 000-53640);

2.	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on April 16, 2012 (Commission File No. 000-53640);

3.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 21, 2012 (Commission File No. 000-53640);

4.	The Company's Current Report on Form 8-K, filed with the SEC on February 2, 2012 (Commission File No. 000-53640);

5.	The Company's Current Report on Form 8-K, filed with the SEC on March 2, 2012 (Commission File No. 000-53640);

6.	The Company's Current Report on Form 8-K, filed with the SEC on March 23, 2012 (Commission File No. 000-53640);

7.	The Company's Current Report on Form 8-K, filed with the SEC on April 26, 2012 (Commission File No. 000-53640).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

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We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

THWAPR, INC.

410 S. Rampart Blvd. Ste. 390

Las Vegas, NV 89145

Attn: Barry Hall

(702) 726-6820

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

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 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee	$1,165
Printing and Engraving Expenses	$2,000
Legal Fees and Expenses	$10,000	*
Accounting Fees and Expenses	$3,500	*
Miscellaneous	$3,335	*
Total	$20,000

*Estimated as permitted under Rule 511 of Regulation S-K

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 5 of our Bylaws provides that the Company shall indemnify any person who was, or is threatened to be made, a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Company, or (ii) while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or similar functionary of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the Revised Statutes of the State of Nevada, as the same exists or may hereafter be amended. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

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On March 29, 2010, pursuant to the closing of the Share Exchange Agreement between the Company (formerly known as Seaospa) and Thwapr, Inc., a Delaware Corporation (“Thwapr Delaware”), to acquire all of the stock of Thwapr Delaware, the Company issued 142,676,508 shares of its common stock and warrants to acquire 12,181,363 shares of its common stock to the Thwapr Delaware Stockholders in exchange for 100% of the issued and outstanding capital stock of Thwapr Delaware.  Immediately prior to the Exchange Transaction, the Company had 14,609,754 shares of common stock issued and outstanding, subsequent to the stock split that occurred in February 2011.  Immediately after the Exchange Transaction, the Company had 157,286,262 shares of common stock issued and outstanding, of which 141,562,908 cannot be sold or traded (i) until June 9, 2012, if Thwapr has 10,000,000 registered users on such date, or (ii) upon a change of control of Thwapr.  Additionally, of the warrants outstanding, 10,950,003 shares of the underlying securities cannot be sold or traded (i) until June 9, 2012, if Thwapr has 10,000,000 registered users on such date, or (ii) upon a change of control of Thwapr. (All of these number of shares do not reflect the 3 for 1 stock split the occurred in February 2011). The shares were issued to accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

In July 2009, the Company began an offering to sell 2,500,000 shares of common stock at an offering price of $4.00 per share for an aggregate offering amount of $10,000,000. In November 2009, the Company retroactively re-priced the stock offering to $1.25 per share and, as a result, issued additional shares to investors who had previously purchased common stock so that the number of shares they received in connection with the offering was equal to the amount of money invested divided by $1.25, with partial shares rounded up.  The effect of this re-pricing was an increase to the number of shares of common stock sold from 168,500 to 539,200 at the time of the re-pricing.  In addition, for every ten shares of common stock purchased the stockholder received one warrant convertible into one share of common stock for five years at a price of $1.25 per share.  The weighted average number of common shares outstanding used to compute the loss per share reflects the effect of the re-pricing. (These numbers of shares do not reflect the 3-for-1 stock split of February 2011). The shares were issued to accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On July 20, 2010, the Company entered into another Exchange Offer Agreement with its five largest stockholders including the founders of the Company.  Pursuant to this agreement, the Company issued 47,061,636 shares of Series A preferred stock in exchange for 141,184,908 shares of common stock which were retired (these number of shares do not reflect the 3-for-1 stock split of February 2011). The shares were issued to accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

Pursuant to private placements of common stock consummated in 2009 and 2010, the Company received a total of $2,963,500 in connection with the issuance and sale to 15 investors (none of whom is or was a direct or indirect officer, director or affiliate of the Company) of an aggregate of 5,686,532 shares of common stock at prices ranging from $0.417 to $0.833 per share. The shares were issued to accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering. On April 16, 2012, the Company issued to such investors an additional 191,767,635 shares to these same investors as "make good" shares at a value of $0.015 per share.

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On April 16, 2012, we issued an aggregate of 20,000,000 shares to two of our consultants, pursuant to the respective consulting agreements we have with each such consultant. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

The following exhibits are filed as part of this registration statement:

Number	Description
3.1	Articles of Incorporation of the Registrant, dated November 2, 2007, including all amendments to date (incorporated by reference to the Registrant's Form 8-K filed on April 2, 2010).
3.1a	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1(a) of the Registrant’s Current Report on Form 8-K filed on April 21, 2010).
3.2	By-laws of the Registrant, dated November 2, 2007 (incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1 filed on February 9, 2009).
4.1	Form of Stock Specimen (incorporated by reference to Exhibit 4.1 of Registrant’s Registration Statement on Form S-1 filed on February 9, 2009).
4.2	Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on July 21, 2010).
4.2	Amendment to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on April 1, 2011).
4.3	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on April 26, 2012).
4.4	2011 Stock Option Plan (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K filed on October 26, 2011).
10.1	Share Exchange Agreement, dated March 5, 2010 by and among Seaospa, Inc., certain stockholders of Seaospa, Inc., Thwapr, Inc., and certain stockholders of Thwapr, Inc (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on March 9, 2010).
10.2	Addendum No. 1 to July 20, 2009 Exchange Offer Agreement, dated February 2010, by and among Thwapr, Inc. and the stockholders listed therein (incorporated by reference to the Registrant's Form 8-K filed on April 2, 2010).
10.3	Form of Warrant to Purchase common stock of Thwapr, Inc. (incorporated by reference to the Registrant's Form 8-K filed on April 2, 2010).
10.4	Form of Indemnification Agreement for the officers and directors of Seaospa, Inc. (incorporated by reference to the Registrant's Form 8-K filed on April 2, 2010).
10.5	Registration Rights Agreement, dated March 29, 2010, by and among Seaospa, Inc. and the stockholders listed therein. (incorporated by reference to the Registrant's Form 8-K filed on April 2, 2010).

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10.6	Exchange Offer Agreement dated July 20, 2010, made by and between the Company and certain Stockholders (incorporated by reference to the Registrant's Form 8-K filed on July 21, 2010).
10.7	Line of Credit and Restructuring Agreement between the Company and Ron Singh (incorporated by reference Exhibit 10.1 on the Registrant's Form 8-K filed on March 2, 2012).
10.8	6% Secured Convertible Notes issued to Kevir Kang, Ron Singh and Barry Hall (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on March 23, 2012).
10.9	Form of Offer Letter to certain holders of Company Payables (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on March 23, 2012).
10.10	Form of letter to potential holders of Make Good Shares (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on March 23, 2012).
10.11	Consulting Agreement with Nymex Asset Management Inc. (Filed herewith.)
10.12	Consulting Agreement with Opima Capital, Inc. (Filed herewith).
14.1	Code of Ethics, adopted May 4, 2010 (incorporated by reference to the Registrant's Form 8-K dated May 6, 2010).
23.1	Consent of Hunter, Taubman & Weiss (Filed herewith.)
23.2	Consent of Rose Snyder & Jacobs LLP. (Filed herewith.)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on June 1, 2012.

THWAPR, INC.

By:	/s/ Ron Singh
Name:	Ron Singh
Title:	CEO and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Singh	President, Chief Executive Officer, and Director	June 1, 2012
RON SINGH	(Principal Executive Officer)

/s/ Barry Hall	Chief Financial Officer	June 1, 2012
BARRY HALL	(Principal Financial Officer and
Principal Accounting Officer) and Director

/s/ Guriqbal Randhawa	Director	June 1, 2012
GURIQBAL RANDHAWA

/s/ Gurmit Brar	Director	June 1, 2012
GURMIT BRAR

/s/ Leonard Dreyer	Director	June 1, 2012
LEONARD DREYER

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